Exhibit 99.1

    For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO Financial Group, Inc. Shareholders Elect Eight Directors and Approve other Ballot Measures;
Neal Schneider Named Non-Executive Chairman of the Board

Carmel, Ind., May 12, 2011 – CNO Financial Group, Inc. (NYSE: CNO) announced that shareholders at the company’s annual meeting earlier today:

•
Elected eight directors (Robert C. Greving, R. Keith Long, Charles W. Murphy, C. James Prieur, Neal C. Schneider, Frederick J. Sievert, Michael T. Tokarz and John G. Turner) to serve terms expiring at next year’s annual meeting.

•	On a non-binding advisory basis, voted in favor of the compensation paid to the company’s named executive officers as disclosed in the proxy statement for the annual meeting.

•	On a non-binding advisory basis, voted in favor of an annual frequency for future advisory votes on compensation paid to named executive officers, as recommended by the company.

•	Ratified the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2011.

In addition, the newly elected CNO directors selected Neal Schneider to be the non-executive Chairman of the Board.  Mr. Schneider, who has served on the CNO board since 2003, succeeds R. Glenn Hilliard, who did not seek re-election to the board.

About CNO
CNO is a holding company.  Our insurance subsidiaries – principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company – serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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